--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director          X  10% Owner
   PRIMEDIA Inc.                                About.com, Inc. (BOUT)                         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification     4. Statement for     ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person, if an entity                           -----------------  ------------------
745 Fifth Avenue                                (Voluntary)                1/01
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)        X Form filed by More than One
New York,         New York          10151                                                     --- Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of   6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities     ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially   Form:       direct
                                                  (Instr. 8)                                  Owned at       Direct      Bene-
                                     (Month/                                                  End of         (D) or      ficial
                                      Day/     -------------------------------------------    Month          Indirect    Owner-
                                      Year)                              (A) or                              (I)         ship
                                                Code    V      Amount    (D)    Price (1)     (Instr. 3      (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock                         1/2/01      P(2)          179,000     A      $ 26.5471       5,722,295     D
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Common Stock                         1/3/01      P(2)          20,000      A      $ 26.9813       5,722,295     D
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Common Stock                         1/5/01      P(2)          46,000      A      $ 27.0000       5,722,295     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         1/8/01      P(2)          87,500      A      $ 27.0000       5,722,295     D
------------------------------------------------------------------------------------------------------------------------------------




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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (3-99)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                       (Page 1 of 3)


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Not applicable
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

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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:

     (1)  Share prices listed are the average of prices paid on the transaction date.

     (2) Purchases were made by PRIMEDIA and Abra LLC. KKR 1996 Fund, L.P. is required to file this statement because it is the managing member of Abra
     LLC. Beneficial ownership of all shares of Common Stock is disclaimed by KKR 1996 Fund, L.P.

     Pursuant to Rule 16-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons state that this filing shall not be deemed an admission that they are the beneficial owners of any of the securities covered by this statement.

                                                                            (2)
                                                                SEC 1474 (3-99)

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


PRIMEDIA INC.                                    KKR 1996 GP LLC


By: /s/ Charles McCurdy              1/31/01     By: /s/ Perry Golkin                 1/31/01
    -----------------------------    ---------       -----------------------------    ---------
    Name:  Charles McCurdy           Date            Member                           Date
    Title: President


** Signature of Reporting Person                 ** Signature of Reporting Person


KKR Associates, L.P.                             Abra LLC


By: /s/ Perry Golkin                 1/31/01     By:  KKR 1996 Fund, L.P.
    -----------------------------    ---------        Its Managing Member
    A General Partner                Date


** Signature of Reporting Person                 By:  KKR Associates 1996 L.P.
                                                      Its General Partner

By: KKR 1996 Fund, L.P.                          By:  KKR 1996 GP LLC
                                                      Its General Partner
By: KKR Associates 1996 L.P.
    Its General Partner                          By:  /s/ Perry Golkin                1/31/01
                                                      ----------------------------    ---------
                                                      Member                          Date
By: KKR 1996 GP LLC
    Its General Partner                          ** Signature of Reporting Person

By: /s/ Perry Golkin                 1/31/01
    -----------------------------    ---------
    A General Partner                Date

** Signature of Reporting Person


(Page 2 of 3)

Designated Filer: PRIMEDIA Inc.
Date(s) of Event Requiring Statement:   January 2, 3, 5, 8, 2001
Issuer Name and Ticker or Trading Symbol:  About.com, Inc. (BOUT)
Additional Reporting Persons:

      KKR Associates, L.P.            KKR 1996 GP LLC                KKR 1996 Fund, L.P.           Abra LLC
      9 West 57th Street              9 West 57th Street             9 West 57th Street            9 West 57th Street
      Suite 4200                      Suite 4200                     Suite 4200                    Suite 4200
      New York, New York  10019       New York, New York  10019      New York, New York  10019     New York, New York  10019




PRIMEDIA Inc., together with KKR Associates, L.P., KKR 1996 GP LLC, KKR 1996 Fund, L.P. and Abra
LLC are collectively referred to in this statement as the "Reporting Persons."

                                            (Page 3 of 3)


                                                                            (3)
                                                                SEC 1474 (3-99)